Exhibit 99.2

Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547

Jack Lascar / jlascar@drg-e.com
Anne Vincent / avincent@drg-e.com
DRG&E / 713-529-6600
Copano Energy Announces Commitments for $335 Million
Private Placement of Equity
HOUSTON, September 4, 2007 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today that it has entered into an agreement to issue and sell $335 million of equity securities to third-party investors in a private placement.
     The equity securities to be sold include approximately $157 million of Copano common units and approximately $178 million of Class E units. The common units and the Class E units were priced at discounts to Copano’s volume weighted average price for the 10-day period ending August 30, 2007.
     The net proceeds of the private placement will be used to pay a portion of the cash consideration for Copano’s acquisition of Denver-based Cantera Natural Gas, LLC, which was also announced today.
     Institutional investors who have committed to participate in the $335 million private placement, which was led by Lehman Brothers MLP Opportunity Fund L.P. and co-led by Zimmer Lucas Capital, LLC, include ING Investment Management, the RCH Energy Funds, Kayne Anderson Capital Advisors, L.P., funds managed by Tortoise Capital Advisors, LLC, AT MLP Fund, LLC, Hartz Capital MLP, LLC, Wexford Capital LLC, Heights Capital, Strome MLP Fund, the Terry Companies, and Harvest Fund Advisors LLC.
     The Class E units will represent a new class of Copano common units that have no voting rights other than as required by law, are subordinated to common units on dissolution and liquidation and have no distribution rights until Copano’s distribution with respect to the fourth quarter of 2008, when the Class E units will become entitled to a special quarterly distribution equal to 110% of the quarterly common unit distribution. The Class E units will convert into common units upon the payment of Copano’s common unit distribution with respect to the third quarter of 2008 if the conversion terms of the Class E units are approved by a vote of Copano’s unitholders. Copano has agreed to hold a special meeting of its unitholders to consider this proposal as soon as feasible following the completion of the transaction but in no event later than 180 days thereafter.
     The issuance of the common units and the Class E units is subject to customary closing conditions, including the closing of the underlying acquisition of Cantera. The common units and Class E units will be issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and will not be quoted for trading on NASDAQ or listed on any securities exchange.
     This news release shall not constitute an offer to sell or a solicitation of an offer to buy the equity securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
     The equity securities being offered will not be, and have not been, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in Oklahoma and Texas.
This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include statements related to Copano’s contemplated equity financing to fund the Cantera acquisition. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from the company, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from the company’s failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment, the inability to consummate the Cantera acquisition or the financing thereof, and other factors detailed in the company’s Securities and Exchange Commission filings.
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